Exhibit 8

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

August 31, 2022

HSBC Bank plc

8 Canada Square

London E14 5HQ

United Kingdom

Re:	HSBC Bank plc – Notes, Series 1

Ladies and Gentlemen:

We are rendering this opinion as special United States federal income tax counsel to HSBC Bank plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the filing of the Company’s shelf registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Registration Statement registers an unspecified aggregate principal amount of the Company’s senior unsecured debt securities issued under the indenture dated as of August 31, 2022, which may be issued by the Company from time to time.

We have reviewed the discussion set forth under the heading “U.S. Federal Income Tax Considerations” in the prospectus supplement for Notes, Series 1 dated August 31, 2022 (the “Prospectus Supplement”), to the prospectus of the same date (the “Prospectus”). Based upon current law, we confirm that the statements of United States federal income tax law set forth under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement, subject to the limitations and qualifications contained therein, are a fair and accurate summary of the matters stated therein. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

We hereby consent to the use of our name under the headings “U.S. Federal Income Tax Considerations” and “Legal Opinions” in the Prospectus Supplement and Prospectus filed with the Registration Statement, respectively. We further consent to your filing a copy of this opinion as Exhibit 8 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosure under the headings “U.S. Federal Income Tax Considerations” set forth in the Prospectus Supplement.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP

HSBC Bank plc

August 31, 2022

Very truly yours,

/s/ Mayer Brown LLP